Exhibit 4.4

FORM OF CALLABLE FLOATING RATE GLOBAL NOTE

[FACE OF CALLABLE FLOATING RATE GLOBAL NOTE]

GSK Consumer Healthcare Capital US LLC

Callable Senior Floating Rate Note due 2024

Guaranteed on a Senior Basis by

Haleon plc

CUSIP No.: 36264F AJ0

ISIN: US36264FAJ03

Principal Amount $ as revised by Schedule A attached hereto of Increases and Decreases in this Callable Floating Rate Global Note

This is to certify that CEDE & CO. is, as of the date hereof, the registered holder (the “Holder”) of $                     of Callable Senior Floating Rate Notes due 2024 represented by this Global Note. GSK Consumer Healthcare Capital US LLC, a Delaware limited liability company, promises to pay to the Holder, or registered assigns, the principal sum of $                     as revised by the Schedule of Increases and Decreases in Callable Floating Rate Global Note attached hereto, on March 24, 2024.

In the event of a redemption or cancellation of the Callable Floating Rate Notes in part only, the Callable Floating Rate Notes evidenced by this Callable Floating Rate Global Note shall be reduced by the principal amount so redeemed or cancelled. Thereafter, the Callable Floating Rate Notes represented by this Callable Floating Rate Global Note shall be the principal amount of Callable Floating Rate Notes most recently entered by or on behalf of the Issuer in the relevant column in Schedule A attached hereto.

Reference is hereby made to the further provisions of this Callable Floating Rate Note as set forth on the reverse hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

GSK CONSUMER HEALTHCARE CAPITAL US LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

Deutsche Bank Trust Company Americas,

as Trustee, certifies

that this is one of

the Callable Floating Rate Notes referred

to in the Indenture

By:		Date:
Authorized Signatory

GUARANTEE

For value received, Haleon, a public limited company incorporated under the laws of England and Wales, having its principal executive offices at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, Middlesex TW8 9GS, England (the “Guarantor”, which term includes any Person as a successor Guarantor under the Indenture referred to in the Note upon which this Guarantee is endorsed), hereby fully and unconditionally guarantees to the Holder of the Note upon which this Guarantee is endorsed and to the Trustee on behalf of each such Holder the due payment of all principal of and other amounts on, each Note payable by GSK Consumer Healthcare Capital US LLC, a Delaware limited liability company (the “U.S. Issuer”, which term includes any successor Person under the Indenture) under the Indenture. In case of the failure of the U.S. Issuer, to punctually make any such payment or satisfy any such obligation in respect of the U.S. Issuer Notes, the Guarantor hereby agrees to cause any such payment or obligation to be made or satisfied punctually when and as the same shall become due, payable or otherwise deliverable, whether on the stated maturity date or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the U.S. Issuer.

The indebtedness evidenced by this Guarantee constitutes an unsubordinated and unsecured obligation of the Guarantor and ranks equally and pari passu with all existing and future senior and unsecured obligations of the Guarantor (except for obligations which may rank senior by operation of applicable law) and senior to all existing and future subordinated obligations of the Guarantor.

The Guarantor hereby agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Note or such Indenture, any failure to enforce the provisions of such Note or such Indenture, or any waiver, modification or indulgence granted to the U.S. Issuer with respect thereto, by the Holder of such Note or the Trustee or any other circumstance that may otherwise constitute a legal or equitable discharge of a guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal of such Note, or increase the amounts due in respect of the Notes, or alter the stated maturity date thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the U.S. Issuer, any right to require a proceeding first against the U.S. Issuer, protest or notice with respect to such Note or the indebtedness evidenced thereby or with respect to any sinking fund or analogous payment required under such Note and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment or satisfaction in full of the principal of and Additional Amounts, if any, payable in respect of such Note. This Guarantee is a guarantee of payment and not of collection.

The Guarantor shall be subrogated to all rights of the Holder of such Note and the Trustee against the U.S. Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of and Additional Amounts, if any, payable or deliverable in respect of all Notes issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of such Indenture shall alter or impair the guarantees of the Guarantor, which are absolute and unconditional, of the due and punctual payment or delivery of the principal of and Additional Amounts, if any, payable in respect of, the Note upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Note shall have been manually or electronically executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee that are defined in such Indenture shall have the meanings assigned to them in such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed this                     .

HALEON PLC,
as the Guarantor

By:
Name:
Title:

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

GSK Consumer Healthcare Capital US LLC

Callable Senior Floating Rate Note due 2024

Guaranteed on a Senior Basis by

Haleon plc

1. Interest

The interest rate on the Callable Floating Rate Notes for any Callable Floating Rate Notes Interest Period will be a per annum rate equal to the Benchmark, as determined on the applicable Interest Determination Date, plus 0.89% per annum (the “Callable Floating Rate Notes Margin”).

The interest rate on the Callable Floating Rate Notes will be calculated quarterly on the date that is two USGS Business Days before each Callable Floating Rate Notes Interest Payment Date (each such date, an “Interest Determination Date”).

Interest on the Callable Floating Rate Notes will be payable quarterly in arrear on 24 March, 24 June, 24 September and 24 December of each year, commencing on 24 December 2022 (each a “Callable Floating Rate Notes Interest Payment Date”), to the person in whose name a Callable Floating Rate Note is registered at the close of business on the Regular Record Date that precedes the applicable Callable Floating Rate Notes Interest Payment Date. Interest on the Callable Floating Rate Notes will be calculated on the basis of the actual number of days in each Callable Floating Rate Notes Interest Period, assuming a 360-day year.

Should a Benchmark Transition Event occur, certain transitional provisions relating to the calculation of the Benchmark will apply, as set out in the Indenture.

2. Method of Payment

Not later than 11:00am New York City time on the due date for any payment due in respect of the Callable Floating Rate Notes and on the Callable Floating Rate Notes Maturity Date, GSK Consumer Healthcare Capital US LLC (the “Issuer”) shall deposit with the relevant Paying Agent in same day immediately available funds an amount sufficient to make cash payments due on such due date of payments of any other amounts or the Maturity Date, as the case may be. Holders must surrender Callable Floating Rate Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal and other amounts in cash in U.S. dollars.

Payments in respect of Callable Floating Rate Notes represented by a Global Note (including principal and other amounts) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Issuer shall make all payments in respect of a Certificated Note (including principal and other amounts) by wire transfer to the specified account maintained by the payee by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent, Transfer Agent, Calculation Agent and Registrar

Initially, Deutsche Bank Trust Company Americas (the “Trustee”) shall act as Trustee, Principal Paying Agent, Transfer Agent and as Registrar. The Issuer may appoint and change any Paying Agent, Transfer Agent, calculation agent and Registrar or co-registrar without notice to any Holder. The Issuer or the Guarantor may act as Paying Agent, Transfer Agent, calculation agent and Registrar or co-registrar.

4. Indenture

The Issuer issued the Callable Floating Rate Notes under an Indenture, dated as of March 24, 2022 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, GSK plc, the Guarantor, the Trustee, the Principal Paying Agent, the Transfer Agent and the Registrar. The terms of the Callable Floating Rate Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Callable Floating Rate Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. Each Holder by accepting a Callable Floating Rate Note agrees to be bound by all of the terms and provisions of the Indenture, as amended from time to time.

The Callable Floating Rate Notes are general unsecured obligations of the Issuer limited to $ aggregate principal amount.

The Callable Floating Rate Notes are unconditionally and irrevocably guaranteed by the Guarantor under the Guarantee, for the benefit of the Holders pursuant to the Indenture.

5. Redemption

Unless earlier redeemed, purchased or cancelled as provided in the Indenture, the Notes will be redeemed by the Issuer at their principal amount on March 24, 2024.

5.1 Optional Redemption for Tax Reasons

The Issuer may redeem the Callable Floating Rate Notes in whole but not in part at any time prior to maturity, at a redemption price equal to 100% of their principal amount plus accrued interest to the date fixed for redemption, if:

(a) the Issuer determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom or the United States, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the Issue Date: (i) the Issuer would be required to pay Additional Amounts on the Callable Floating Rate Notes on the next succeeding Interest Payment Date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor; or (ii) withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the Issuer directly from the Guarantor (or any Affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor (or any Affiliate); or

(b) the Issuer determines, based upon an opinion of independent counsel of recognised standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom or the United States, which action is taken or brought on after the Issue Date, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts.

5.2 Par Redemption

On or after the Callable Floating Rate Notes Par Call Date, the Issuer may redeem the Callable Floating Rate Notes, in whole or in part, at its option at any time and from time to time at a redemption price equal to 100% of the principal amount of the Callable Floating Rate Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

5.3 Redemption upon a Change of Control Put Event

If a Change of Control Put Event occurs with respect to the Callable Floating Rate Notes, the Holders will have the option to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) the whole, but not part, of such Holders’ Callable Floating Rate Notes not previously called for redemption on the Change of Control Put Date at the Change of Control Redemption Amount together with interest accrued (but unpaid) to (but excluding) the Change of Control Put Date.

6. Denominations; Transfer

The Callable Floating Rate Notes are in book-entry form only, and only in denominations of $250,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer Callable Floating Rate Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7. Persons Deemed Owners

The registered Holder of this Callable Floating Rate Note may be treated as the owner of it for all purposes.

8. Unclaimed Money

Any money deposited with the Trustee or the Paying Agent, or then held by the Issuer, as banker for the payment of the principal of or other amounts on, any Callable Floating Rate Note and remaining unclaimed for (a) 10 years after such principal has become due and payable or (b) five years after other amounts have become due and payable, shall promptly upon request be paid to the Issuer or (if then held by the Issuer) shall be discharged from such trust. The Holder of such Callable Floating Rate Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, without interest and until such amount must be remitted to the state under escheat or similar laws, and all liability of the Trustee or the Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

9. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Callable Floating Rate Notes or the Guarantee may be amended with the consent of the Holders of a majority in principal amount of the Callable Floating Rate Notes then Outstanding and (ii) any past default or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Callable Floating Rate Notes at the time Outstanding (including consents obtained in connection with a tender offer or exchange offer). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may amend the Indenture to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, to provide for the assumption by a successor of the obligations of the Issuer, to evidence and provide for the acceptance of appointment by a successor Trustee, to make any change that does not materially and adversely affect the rights of any Holder or to provide for uncertificated Callable Floating Rate Notes in addition to or in place of certificated Callable Floating Rate Notes.

10. Defaults and Remedies

If certain Events of Default with respect to the Callable Floating Rate Notes shall occur, the principal amount of all the Callable Floating Rate Notes may be declared to become immediately due and payable.

Holders may not enforce the Indenture or the Callable Floating Rate Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Callable Floating Rate Notes unless it receives reasonable indemnity and/or security.

11. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Callable Floating Rate Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

12. No Recourse Against Others

No recourse for the payment of the principal of or other amounts on any of the Callable Floating Rate Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or the Guarantor in this Indenture, or in any of the Callable Floating Rate Notes, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, limited partner, stockholder, officer, director, employee or controlling person of the Issuer (other than the Guarantor) or the Guarantor or of any successor Persons thereof. Each Holder, by accepting the Callable Floating Rate Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Callable Floating Rate Notes. Such waiver may not be effective to waive liabilities under U.S. federal securities laws.

13. Authentication

This Callable Floating Rate Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually or electronically signs the certificate of authentication on the other side of this Callable Floating Rate Note.

14. CUSIP Numbers

The Issuer in issuing the Callable Floating Rate Notes may use “CUSIP” numbers (if then generally in use). No representation is made as to the accuracy of such numbers either as printed on the Callable Floating Rate Notes or as contained in any such notice and reliance may be placed only on the other identification numbers placed on the Callable Floating Rate Notes. The Issuer will promptly notify the Trustee, in writing, of any change in the “CUSIP” number.

15. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16. Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer and the Guarantor have agreed that any suit, action or proceeding against the Issuer brought by any Holder or the Trustee arising out of or based upon the Indenture or the Callable Floating Rate Notes may be instituted in any state or federal court in The City of New York, New York. The Issuer and the Guarantor have irrevocably submitted to the non-exclusive jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury and any objection they may now or hereafter have to the laying of venue of any such proceeding, and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum. The Guarantor has appointed the Issuer as its Authorized Agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Callable Floating Rate Notes which may be instituted in any state or federal court in The City of New York, New York. To the extent that either of the Issuer and the Guarantor have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to themselves or any of their property, the Issuer and the Guarantor have irrevocably waived and agreed not to plead or claim such immunity in respect of their obligations under the Indenture or the Callable Floating Rate Notes.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Callable Floating Rate Note. Requests may be made to: GSK Consumer Healthcare Capital US LLC, attention: Mike Rowe (Group Treasurer), email address: cf-treasury@haleon.com, with copy to: Gregory Tole (VP and Secretary) and Arlene Cannon (Assistant Secretary), email address: US.CorpSec@haleon.com.

Schedule A

SCHEDULE OF INCREASES OR DECREASES IN CALLABLE FLOATING RATE

GLOBAL NOTE

The following increases or decreases in this Callable Floating Rate Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Callable Floating Rate Global Note	Amount of increase in Principal Amount of this Callable Floating Rate Global Note	Principal Amount of this Callable Floating Rate Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Registrar